Exhibit 10.1

AGREEMENT REGARDING PAYOFF AND RELEASE OR AMENDMENT OF NOTES

This AGREEMENT REGARDING PAYOFF AND RELEASE OR AMENDMENT OF NOTES (this “Agreement”) is entered into this 25th day of May, 2020, by and among Carbon Energy Corporation, a Delaware corporation (“Issuer”), Old Ironsides Fund II-A Portfolio Holding Company, LLC, a Delaware limited liability company (“Holder Fund II-A”) and Old Ironsides Fund II-B Portfolio Holding Company, LLC, a Delaware limited liability company (“Holder Fund II-B” and together with Holder Fund II-A, the “Holders”). Holders and Issuer are referred herein as the “Parties” and individually, a “Party.” Any capitalized term used herein but not otherwise defined shall have the meaning given to such term in the Purchase Agreement (as defined below) or the Notes (as defined below), as applicable.

Recitals:

A.	On December 31, 2018, Issuer issued to Holder Fund II-A that certain Promissory Note (the “Fund II-A Note”) in the original principal amount of Twenty Million Eight Hundred Forty-Two Thousand Six Hundred Sixty-Five and 51/100s Dollars ($20,842,665.51), as adjusted in accordance with the terms and conditions of the Fund II-A Note. As of March 31, 2020, the outstanding principal amount of the Fund II-A Note was $19,287,310.00 and the accrued but unpaid interest under the Fund II-A Note was $2,612,849.73, which interest is accruing at the rate of $6,228.54 per day.

B.	On December 31, 2018, Issuer issued to Holder Fund II-B that certain Promissory Note (the “Fund II-B Note”) in the original principal amount of Four Million Two Hundred Twenty-Two Thousand Five Hundred Eighteen and 49/100s Dollars ($4,222,518.49), as adjusted in accordance with the terms and conditions of the Fund II-B Note. As of March 31, 2020, the outstanding principal amount of the Fund II-B Note was $3,907,010.00 and the accrued but unpaid interest under the Fund II-B Note was $529,282.57, which interest is accruing at the rate of $1,261.71 per day.

C.	The terms of the Fund II-A Note and the Fund II-B Note (each, a “Note” and collectively, the “Notes”) require that, among other things, Issuer make mandatory prepayments of the Notes in an amount equal to the lesser of (i) the then-outstanding Obligations (as such term is defined in each Note) and (ii) the Net Cash Proceeds (as such term is defined in each Note) received by Issuer from the sale of its assets.

D.	Issuer is party to that certain Membership Interest Purchase and Sale Agreement dated April 7, 2020, by and among Issuer, Nytis Exploration (USA) Inc. and Diversified Gas & Oil Corporation (the “Purchase Agreement”) pursuant to which Issuer will sell substantially all of its assets and, at the closing thereof and at later dates, will receive Net Cash Proceeds.

E.	Holders and Issuer genuinely disagree on the amount of Net Cash Proceeds and the proper application thereof to the repayment of the Notes pursuant to the terms of the Notes, but the Parties all agree that the expected Net Cash Proceeds at the Closing of the Purchase Agreement are less than the amount of the then-outstanding Obligations under the Notes.

F.	Issuer has requested that Holders (i) terminate the Notes in exchange for the payment to Holders of an aggregate amount of $20,000,000 (the “Payoff Discount”), which is an amount less than the amount of the outstanding Obligations under the Notes or (ii) if the Net Cash Proceeds paid to Holders exceed $18,000,000 (the “Minimum Payoff Amount”) but are less than the full amount of the Payoff Discount, write down the current outstanding balance (principal and accrued interest) due under the Notes in accordance with this Agreement (the “Notes Amendment”).

G.	Holders are willing to agree to (i) the Payoff Discount or (ii) the Notes Amendment, in each case subject to the terms of this Agreement.

H.	The Parties agree that any payment made to Holders pursuant to this Agreement shall be made in cash and in proportion to the principal outstanding amount of each respective Note (i.e., 83.15% to the Fund II-A Note and 16.85% to the Fund II-B Note) (the “Notes Allocation Ratio”).

I.	The Parties wish to resolve the entire controversy and dispute between them, and enter into this Agreement solely due to the vagaries of litigation, neither admitting the facts relied on by the other nor conceding the legal positions respectively asserted by them. Neither the execution of this Agreement nor any specific provision hereof will be construed as any admission by either Party that the other would have prevailed, in whole or in part, in a judicial proceeding on the matters set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

l. Payoff Discount. Except for as set forth expressly herein, Issuer hereby acknowledges and reiterates its obligation pursuant to Article 3.4(a)(i) of the Notes to pay any Net Cash Proceeds under the Purchase Agreement to the Holders no later than the third business day following the date of receipt by Issuer of any such Net Cash Proceeds. For the avoidance of doubt, the Net Cash Proceeds required to be paid to Holders include, but not limited to, any amount of the Deposit released to (or due and releasable to) Issuer or for Issuer’s account, any amounts in the Indemnity Escrow Fund returned to (or due and returnable to) Issuer or for Issuer’s account, any amounts paid to (or due and payable to) the Issuer or for Issuer’s account under Article 13.2 of the Purchase Agreement and any amounts paid to (or due and payable to) Issuer or for Issuer’s account with respect to the conveyance to Purchaser of any Purchase Agreement Assets which were initially excluded from the transaction for failure to obtain a Material Required Consent (each such term as defined in the Purchase Agreement).

Notwithstanding the above and in settlement of a dispute among the Parties regarding the appropriate calculation of Net Cash Proceeds with respect to the Purchase Agreement, Holders agree to terminate the Notes and release all outstanding Obligations of Issuer in consideration for the timely payment in cash of the Payoff Discount so long as the Payoff Discount shall be made with Net Cash Proceeds under the Notes and is to be paid to Holders in cash, in two tranches. The first tranche shall be in an amount of at least $10,500,000 (the “Closing Payoff Amount”) and shall be paid, solely with respect thereto, within three business days of the Closing, the second tranche shall be in an amount equal to any other Net Cash Proceeds payable to the Holders pursuant to the preceding paragraph (the “Final Settlement Statement Payoff Amount”) and shall be paid within three business days of the settlement and payment of the Final Base Purchase Price. Each of the Closing Payoff Amount, the Final Settlement Statement Payoff Amount and any other amounts paid to the Holders hereunder shall be allocated between the Holders in accordance with the Notes Allocation Ratio.

Issuer shall give notice to Holders in accordance with paragraph 8 hereof of the Closing and the Final Determination Date as soon as the same are known to Issuer.

2. Release of Issuer. Upon Holders’ receipt of the Payoff Discount, solely in accordance with the timing set forth in the second paragraph of paragraph 1 above, the Notes shall be deemed paid in full and Holders will be deemed to have released and discharged Issuer from any liability it might have to repay the Notes and from any of the other Obligations under the Notes and the other Note Documents (as such term is defined in the Notes) and Holders shall redeliver to Issuer the original Notes within two business days of the Holders’ receipt of their respective portions of the Payoff Discount, which Issuer may mark “paid in full.”

3. Notes Amendment.

If and only if the Closing Payoff Amount plus the Final Settlement Statement Payoff Amount plus the other payment(s) received by the Holders pursuant to the second paragraph in paragraph 1 hereof by the date that the Final Settlement Statement Payoff Amount is due under paragraph 1 is more than the Minimum Payoff Amount but less than the full amount of the Payoff Discount, (i) Holder Fund II-A and Issuer shall amend the Fund II-A Note in writing to reflect that, immediately after the payments on the date that the Final Settlement Statement Payoff Amount is due, the outstanding principal balance plus all accrued but unpaid interest on the Fund II-A Note shall be written down to an amount equal to $17,878,077.75 minus the amount of the aggregate payments received by Holder Fund II-A from Issuer pursuant to paragraph 1 hereof, (ii) Holder Fund II-B and Issuer shall amend the Fund II-B Note in writing to reflect that, immediately after the payment on the date that the Final Settlement Statement Payoff Amount is due, the outstanding principal balance plus all accrued but unpaid interest on the Fund II-B Note shall be written down to an amount equal to $3,621,922.25 minus the amount of the aggregate payments received by Holder Fund II-B from Issuer pursuant to paragraph 1 hereof and (iii) the amended principal balance of each Note shall constitute the new Tranche A Adjusted Principal Balance.

If the Closing Payoff Amount plus the Final Settlement Statement Payoff Amount plus the other payment(s) received by the Holders pursuant to the second paragraph in paragraph 1 hereof by the date that the Final Settlement Statement Payoff Amount is due under paragraph 1 is less than the Minimum Payoff Amount, then if and only if the Closing Payoff Amount plus the Final Settlement Statement Payoff Amount plus any Net Cash Proceeds from the first Contingent Payment under the Purchase Agreement (which shall be paid to Holders within three business days of when such amount is due and payable to Issuer, such date “First Contingent Payment Date”) plus the other payment(s) received by the Holders pursuant to the second paragraph in paragraph 1 hereof by the First Contingent Payment Date is more than the Minimum Payoff Amount, (i) Holder Fund II-A and Issuer shall amend the Fund II-A Note in writing to reflect that, immediately after the payments on the First Contingent Payment Date, the outstanding principal balance plus all accrued but unpaid interest on the Fund II-A Note shall be written down to an amount equal to $19,124,500.00 minus the amount of the aggregate payments received by Holder Fund II-A from Issuer in accordance with this Agreement, (ii) Holder Fund II-B and Issuer shall amend the Fund II-B Note in writing to reflect that, immediately after the payment on the First Contingent Payment Date, the outstanding principal balance plus all accrued but unpaid interest on the Fund II-B Note shall be written down to an amount equal to $3,875,500.00 minus the amount of the aggregate payments received by Holder Fund II-B from Issuer in accordance with this Agreement and (iii) the amended principal balance of each Note shall constitute the new Tranche A Adjusted Principal Balance.

Each amendment described in this paragraph 3 above, as applicable, is hereinafter referred to as a “Note Amendment” and collectively, the “Notes Amendments”.

4. Survival of the Notes.

(A) If the Closing Payoff Amount has not been delivered in full to Holders by Issuer on or prior to July 31, 2020 due to the closing of the Purchase Agreement fails to occur on or prior to July 30, 2020, this Agreement shall be deemed automatically terminated and of no further force or effect, and the Notes (as in effect on the date hereof) shall remain binding on the Parties.

(B) If the Closing Payoff Amount plus the Final Settlement Statement Payoff Amount plus any Net Cash Proceeds from the first Contingent Payment under the Purchase Agreement received by Holders plus the other payment(s) received by the Holders pursuant to the second paragraph in paragraph 1 hereof by the First Contingent Payment Date is less than the Minimum Payoff Amount, (i) the Closing Payoff Amount, the Final Settlement Statement Payoff Amount, any Net Cash Proceeds from the first Contingent Payment under the Purchase Agreement received by Holders, and the other payment(s) received by the Holders pursuant to paragraph 1 hereof by the date that the Final Payoff Amount is due shall be deemed to constitute a Mandatory Prepayment under Article 3.4(a)(i) of the Notes, (ii) the Notes (as in effect on the date hereof) shall remain binding on the Parties, and (iii) paragraph 3 hereof shall be deemed automatically deleted and of no further force or effect.

(C) Except as expressly amended in accordance with the terms of this Agreement upon fulfilling the conditions set forth herein, all other terms and conditions of the Notes remain in full force and effect and Holders are not waiving any of its rights under the Notes by entering into this Agreement. Issuer hereby adopts, ratifies and confirms the Notes as maybe expressly amended hereby.

5. Holders’ Representations and Warranties.

(A) Holder Fund II-A hereby expressly represents and warrants to Issuer that it has not assigned, sold, transferred or otherwise conveyed or purported to assign, sell, transfer or otherwise convey all or any portion of the Fund II-A Note or any of the Obligations thereunder.

(B) Holder Fund II-B hereby expressly represents and warrants to Issuer that it has not assigned, sold, transferred or otherwise conveyed or purported to assign, sell, transfer or otherwise convey all or any portion of the Fund II-B Note or any of the Obligations thereunder.

6. Mutual Representations and Warranties. Each of the Parties acknowledges, agrees, represents and warrants that:

(A) It has duly executed and delivered this Agreement and is fully authorized to enter into and perform this Agreement and every term hereof;

(B) It has been represented by legal counsel in the negotiation and joint preparation of this Agreement, has received advice from legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect; and

(C) It enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon any representations or promises made by the other Parties, apart from those set forth in this Agreement.

7. Severability. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

8. Notices. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to the other party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested; as follows:

If to a Holder, addressed to:

Old Ironsides Energy

Attention: Scott Carson

10 St. James Avenue, 19th Floor

Boston, Massachusetts 02116

scarson@oldironsidesenergy.com

With a copy to:

White & Case LLP

Attention: Mingda Zhao

609 Main Street

Suite 2900

Houston, Texas 77002

mingda.zhao@whitecase.com

If to Issuer, addressed to:

Carbon Energy Corporation

Attention: Patrick R. McDonald

1700 Broadway, Suite 1170

Denver, Colorado 80290

pmcdonald@carbonenergycorp.com

With a copy to:

Welborn Sullivan Meck & Tooley, P.C.

Attention: Jeffrey J. Peterson

1125 17th Street, Suite 2200

jpeterson@wsmtlaw.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others in accordance with this paragraph 8.

9. Release and Indemnification of Holders. Issuer agrees to indemnify and hold Holders harmless from any and all claims, causes of action, and liabilities, of any kind or character, whether known or unknown, arising from and against any and all Indemnified Liabilities (as such term is defined in the Notes, provided that this Agreement shall be deemed to be a “Note Document” as defined therein) provided, the Issuer shall have no obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. Upon Holders’ receipt of the Payoff Discount, Issuer hereby forever releases, discharges and acquits Holders, and each of their successors, assigns, and Related Parties, from any and all obligations to Issuer (and its successors, assigns, and Related Parties) through the date hereof, and hereby further waives, releases and discharges, any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), demands, debts, accounts, contracts, liabilities, damages, actions and causes of actions, whether in law or in equity, of whatsoever nature and kind, whether known or unknown, whether now or hereafter existing, that Issuer at any time had or has, or that its successors, assigns, affiliates, shareholders and controlling persons hereafter can or may have against Holders, or any of their successors, assigns, or Related Parties through such date of payment, in each case, solely in connection with this Agreement, the Notes, all other documents executed in connection therewith, and the transactions contemplated thereby. As used herein, the term “Related Parties” means, with respect to any specified Person, such Person’s affiliates and the respective partners, directors, managers, officers, employees, agents, trustees, administrators, representatives and advisors (including attorneys, accountants and experts) of such Person and of such Person’s Affiliates.

10. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED AND THE RIGHTS OF THE PARTIES GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

11. Jurisdiction, Consent to Service of Process, Waiver of Jury Trial.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN A DELAWARE STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE, AND NOT IN ANY OTHER STATE OR FEDERAL COURT IN THE UNITED STATES OF AMERICA OR ANY COURT IN ANY OTHER COUNTRY, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVIENENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(b) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN PARAGRAPH 8 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO PARAGRAPH 8 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION.

(c) EACH PARTY HERETO HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER INANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES RELATING TO THIS AGREEMENT; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OF HOLDERS OR OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH 11.

12. Entire Agreement. Subject to paragraph 4 hereof, this Agreement, together with its exhibits, contains all the agreements between the parties with respect to the matters described herein and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreement of the parties. There are no other warranties, representations or other agreements between the parties in connection with the subject matter and there are no unwritten oral agreements between the parties.

13. Counterpart Execution and Use of Photocopies. This Agreement may be executed in counterparts by signature of each of the Parties hereto, or their authorized representatives, on multiple copies of this Agreement, including copies transmitted by facsimile machine or electronically, and upon being so executed by all Parties hereto, shall be effective as if all signatures appeared on the original of this Agreement.

14. Recitals, Acknowledgement & Consent to Terms. The Parties acknowledge that the recitals contained hereinabove are true and correct to the best of their knowledge, and are made a part of this Agreement and incorporated by reference. The Parties acknowledge that they have read this Agreement, understand the promises, recitals, mutual covenants, terms and conditions contained herein, and voluntarily consent to the terms hereof.

15. Successors and Assigns. This Agreement, specifically including but not limited to the waiver and release provisions hereof, shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers on the date and year first above written.

ISSUER:

CARBON ENERGY CORPORATION

By:	/s/ Patrick R. McDonald
Name:	Patrick R. McDonald
Title:	Chief Executive Officer

Signature Page to Agreement Regarding Payoff and Release

HOLDER FUND II-A:

OLD IRONSIDES FUND II-A PORTFOLIO HOLDING COMPANY, LLC

By:	/s/ Scott Carson
Name: Scott Carson
Title: Managing Partner

HOLDER FUND II-B:

OLD IRONSIDES FUND II-B PORTFOLIO HOLDING COMPANY, LLC

By:	/s/ Scott Carson
Name: Scott Carson
Title: Managing Partner

Signature Page to Agreement Regarding Payoff and Release